PLANNING AND SUPPLY MANAGEMENT
Contract VSM-GPS-050-2012

Exhibit 10.67

CONTRACT:    VSM-GPS-050-2012

PURPOSE:	PURCHASE - SALE OF CRUDE CHAZA, SANTANA and GUAYUYACO

SELLER:        GRAN TIERRA ENERGY COLOMBIA LTD

VALUE:        UNDETERMINED

The contracting parties, namely: ECOPETROL S.A., national decentralized entity, created through Law 165 of 1948, with TIN 899.999.068-1, organized as Mixed Economy Corporation, based on the provisions of Article 2 of Law 1118 of 2006, ascribed to the Ministry of Mines and Energy, with main domicile in Bogotá D.C., which By-Laws are integrally contained in Public Deed No. 5314 of December 14, 2007, issued at Notary Public Office Two of the Bogota D.C. Notary Circle and registered at the Chamber of Commerce of Bogota D.C., which shall hereinafter for all purposes be referred to as the BUYER, represented herein by BERNARDO CASTRO CASTRO of age, and resident of this city, identified with Colombian Identity Card No. 79.295.921 issued in Bogotá, who in his condition of Planning and Supply Manager and in furtherance of the authorization contained in the Authority Delegations Manual of ECOPETROL S.A. acts on behalf of, and in representation of this Company and, on the other, GRAN TIERRA ENERGY COLOMBIA LTD, with TIN 860.516.431-7, hereinafter the SELLER and jointly represented herein by DUNCAN NIGHTINGALE, identified with passport No. BA286341, acting in his capacity of Legal Representative and ALEJANDRA ESCOBAR HERRERA, identified with Colombian Identity Card No. 52.646.943 who acts in her capacity of Legal Representative and are duly authorized to enter into this Contract, as evidenced in the Certificate of Good Standing attached hereto, and who have stated that neither of them, or the company they represent are involved in any grounds for inability or incompatibility foreseen in the Political Constitution or in the Law, which may prevent them from entering into this Agreement.

In the foregoing conditions, the BUYER and the SELLER, who shall jointly be referred to as the Parties and individually the Party, agree to subscribe to this Contract, prior the following:
CONSIDERATIONS AND REPRESENTATIONS

1.	That on June 27, 2005, the Agencia Nacional de Hidrocarburos (ANH) and the SELLER entered into a Hydrocarbon Exploration and Production Contract denominated Chaza.

2.	That on September 30, 2002, ECOPETROL S.A. and the SELLER entered into an Association Contract denominated Guayuyaco.

3.	That on July 27, 1987, ECOPETROL S.A. and the SELLER entered into a Risk Share Contract (CPR-Santana).

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Contract VSM-GPS-050-2012

4.
That the SELLER declares under oath, which is understood as made upon signing this document, that it holds fifty percent (50%) of the crude production from the Chaza field, thirty five percent (35%) of the Guayuyaco field and thirty five percent (35%) of the Santana field; (hereinafter the "Fields"), which shall be committed herein after deducting the percentage corresponding to royalties.

5.
That for the purposes herein, the SELLER has signed contracts with the VICE PRESIDENCY OF TRANSPORT AND LOGISTICS OF ECOPETROL S.A., the purpose of which is to render liquid hydrocarbon transport services through the Oleoducto Transandino - OTA.

6.	That the contract signed by the SELLER and the VICE PRESIDENCY OF TRANSPORT AND LOGISTICS OF ECOPETROL S.A. is an essential consideration to subscribe to this Agreement.

7.
That for purposes of carrying out this Contract, the SELLER has or will enter into a contract with the VICE PRESIDENCY OF PRODUCTION OF ECOPETROL S.A., the purpose of which is to unload at the Dina Station and this contract is an essential consideration for the subscription of this Contract.

8.
That for purposes of subscribing to this Contract, the BUYER previously verified in the Taxpayer Bulletin prepared and published by the General Comptroller's Office of the Republic, that the SELLER is not listed in such bulletin as one of the persons having a firm taxpayer liability verdict in force, and who have not fulfilled the obligation therein contained. Likewise, the BUYER implemented the control mechanisms related to asset laundering prevention and developed the instruments for the correct enforcement thereof, in furtherance of the Asset Laundering Prevention and Terrorism Financing Policy.

9.
That on November 9, 2012, the BUYER held a meeting to review the crude purchasing negotiation conditions derived from the Santana Risk Share Contract (CPR-Santana), the Guayuyaco Association Contract and the Chaza Block to GRAN TIERRA ENERGY COLOMBIA LTD.

10.	That as provided for in the Authority Delegations Manual of ECOPETROL S.A., the Planning and Supply Manager is competent to subscribe to this Contract.

11.	That the BUYER in its expenditure budget, owns the respective budget availability to execute the Contract referred to in this document.

12.
That pursuant to the provisions of the Contracting Manual of ECOPETROL S.A. and after analyzing the nature and the form of execution of the provisions in charge of the Parties in furtherance of this Contract, the Authorized Official has qualified the risk as low and, consequently, abstains from requesting a security to the SELLER.

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Contract VSM-GPS-050-2012

13.
That based on the contractual planning made, consultation was made with the Tax Consultancy and Management Coordination of ECOPETROL S.A., in order to avoid any tax risk that could be accrued for the Company as a consequence of the entering into and execution of this Contract.

14.	That the BUYER verified compliance of its obligations with the social security system by the SELLER through a certificate signed by the statutory auditor of the SELLER.

15.
In furtherance of the Asset Laundering Prevention and Terrorism Financing Policy adopted by the BUYER, the Legal Representative of the SELLER declares, under oath, subject to the sanctions set out in the Penal Code:

I.
That my funds (or the funds of the entity I represent) are derived from legal activities and are related to the normal course of my activities (or the activities inherent to the corporate purpose of the company I represent) and that they are not derived from any of the illegal activities set out in the Colombian Penal Code or in any norm that replaces it, adds to it or amends it.

II.
That I (or the entity I represent) have not made any transactions or operations aimed at the illegal activities set out in the Colombian Penal Code or in any norm that replaces it, adds to it or amends it, or in favor of persons related to such activities.

III.
That the resources committed in the contract or legal relation with the BUYER are not derived form any of the illegal activities set out in the Colombian Penal Code or in any norm that replaces it, adds to it or amends it.

IV.
That in furtherance of the contract execution or legal relation with the BUYER, I will not engage nor will I have relations with third parties carrying out operations or whose resources are derived from the illegal activities set out in the Colombian Penal Code or in any norm that replaces it, adds to it or amends it.

V.
That the entity I represent complies with the norms regarding asset laundering prevention and control and terrorism financing (LA/FT in Spanish), as applicable (as the case may be), after implementing the policies, procedures and mechanisms to prevent and control LA/FT, as derived from such legal provisions. Certification model is attached as Annex 1.

VI.
That neither I or the entity I represent, or its shareholders, partners or associates who directly or indirectly own FIVE PERCENT (5%) or more of the capital stock, contribution or share, its legal representatives and members of the Board of Directors are included in international lists which may be binding for Colombia, pursuant to the international law (UN lists) or in the OFAC lists, being the BUYER empowered to make the verifications deemed convenient and to terminate any commercial or legal relation if confirming that any of such persons are included in such lists. Certification model is attached as Annex 2.

VII.
That against me, or against the entity I represent or its shareholders, associates or partners who directly or indirectly have FIVE PERCENT (5%) or more of the capital stock, contribution or share, its legal representatives and members of the Board of Directors, there are no investigations or criminal processes for INTENTIONAL CRIMES, being the BUYER empowered to make the verifications deemed convenient in databases or national or international public information and to terminate any commercial or legal relation if confirming that any of such persons are involved

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Contract VSM-GPS-050-2012

in such investigations or processes or if such databases include information that may expose the BUYER to a legal or reputation risk.

VIII.	That in the event that any of the circumstances described in the two above paragraphs, I undertake to communicate it forthwith to the BUYER.

IX.
That upon signing this document, it is understood that both I, and the individual or company I represent, grant our informed consent and, therefore, authorize the BUYER to communicate to the national authorities or to the authorities of any of the countries where the BUYER conducts operations about any of the situations described herein, as well as to furnish to the pertinent authorities of such countries every personal, public, private or semi-private information about myself or about the individual or company I represent, as required. Likewise, for the BUYER to issue the reports to the competent authorities deemed convenient, pursuant to their regulations and manuals related to the asset laundering and terrorism financing risk prevention and /or administration system, releasing it from any liability derived from the event.

X.
That every documentation and information furnished to enter into and execute the contract or legal business with the BUYER is true and accurate, being the BUYER empowered to make the verifications deemed convenient and to terminate the contract or legal business upon verifying or confirming otherwise.

XI.	That no other individual or company has an illegitimate interest on the contract or legal business that leads to the subscription of this statement.

XII.
That I know, declare and accept that the BUYER is legally obliged to request the clarifications deemed convenient in the event of circumstances where the BUYER can have reasonable doubts regarding my operations or the operations of the individual or company I represent, as well as the origin of our assets, case in which we undertake to provide the respective clarifications. If not satisfactory in the opinion of the BUYER, we authorize the termination of any commercial or legal business.

Based on the foregoing, the Parties,
AGREE

CLAUSE ONE. PURPOSE AND QUANTITIES: The BUYER undertakes to acquire up to one hundred percent (100%) of the crude owned by the SELLER produced in the Santana Shared Risk Contract (CPR-Santana), the Guayuyaco Association Contract and the Chaza E&P Contract owned by the SELLER and the latter, on its part, undertakes to sell and deliver up to one hundred percent (100%) of its crude produced in the aforementioned contracts. This Contract excludes the crude of volume derived from royalties.

For the purposes of this Contract, one barrel is equivalent to one hundred fifty eight thousand nine hundred and eighty-eight (158,988) liters.

PARAGRAPH ONE: CRUDE OIL DESTINATION The BUYER shall use the crude oil acquired at the Tumaco Station for the export, through the Tumaco port, the crude acquired in Orito, for the export through Ecuador, and the crude oil received at the Dina Station for the export through the Coveñas Port or for

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Contract VSM-GPS-050-2012

Refining purposes. The BUYER may also: i) use the crude oil hereunder for the export through other ports and / or ii) for refining purposes by notifying the SELLER in writing.

PARAGRAPH TWO: The receipt of volumes to comply with the purpose of this Contract is subject to:

i.	The subscription of the respective transport contract through pipelines with the Vice-presidency of Transport and Logistics (VIT) of Ecopetrol S.A., or whoever acts as such.

ii.	The availability of receipt and transport facilities scheduled by the Vice-presidency of Transport and Logistics (VIT) of Ecopetrol S.A., or whoever acts as such.

CLAUSE TWO. PRICE: The price payable for the crude hereunder, placed at the Point(s) of Delivery set out in Clause Six herein shall be established as indicated below for the different components, part of the following formula(s):

A.	For crude oil exported as Southblend through the Tumaco port and received at the Tumaco Plant:

Crude Oil Price =	Indicator – Port Operation Rate – Marketability Rate

Below we define each of the foregoing terms:

Indicator: Corresponds to the average price of South Blend Crude exports in USD/bl made by the Foreign Trade Management of Ecopetrol S.A. (including crude oil negotiated on behalf of affiliates) in the month of deliveries through the Tumaco Port. This price shall be reported by the BUYER. Should no exports have been made in the delivery month, the parties shall apply the provisions set out in Paragraph One of Clause Three herein. The South Blend reference quality is 29.3° API and 0.62% Sulphur (S).

Port Operation Rate: Corresponds to a value of seven thousand sixteen ten-thousandth US dollars per barrel (US$ / Bl 0,7016).

Marketability Rate: Corresponds to one dollar and fifty cents of a US Dollar per barrel (US$ / Bl 1,50).

B.	For crude exported as Eastern Crude through Ecuador:

Crude Oil Price =	Indicator – Transport (Delivery Site /Shipping Port) – Transport Tax – Marketability Rate

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Contract VSM-GPS-050-2012

Below we define each of the foregoing terms:

Indicator: Corresponds to the actual weighted average price of exports made by the BUYER of Eastern Crude in the month of deliveries or including crude oil shipped by the BUYER through the Balao port, associated with the deliveries. If during the delivery month, no exports are made through the Balao port, the price of the following export made, which includes crude oil owned by the SELLER shall be applied.

Transport (Delivery Site/ Shipping Port): Determined by adding the following rates:

Section	MME Resolution	Base100% MME Rate US$/Bl

Orito – San Miguel (OSO)	124572	2,3472
La Ye - Orito (OMO)	124560	0,5387
Total Transport		2,8859

•	Furthermore, the rate charged by PETROECUADOR for transporting crude between San Miguel and the port of Balao.

Transport Tax: Determined as provided for in Article 52 of the Colombian Petroleum Code for domestic systems set out in the prior section. For the Ecuadorian section, the respective tax, if applicable, shall be considered from the delivery site to the shipping port.

Section	MME Rate US$/Bl	Transport Tax %	Transport Tax US$/Bl
Orito – San Miguel (OSO)	2,3472	2%	0,0469
La Ye – Orito (OMO)	0,5387	2%	0,0108
Total Tax			0,0577

Marketability Rate: Corresponds to one dollar and fifty cents of a US Dollar per barrel (US$ / Bl 1,50).

C.	For the crude delivered to the Dina Station for export through the Coveñas port or for refining purposes:

Crude Oil Price =	Indicator – Transport (Delivery Site /Shipping Port) – Transport Tax – Marketability Rate - Port Operation Rate

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Contract VSM-GPS-050-2012

Below we define each of the foregoing terms:
Indicator: Corresponds to the average export price of the Crude Corporate Group in the Vasconia export blend through the Coveñas Port, negotiated in the crude oil delivery month. This price shall be reported by the BUYER. The Vasconia export blend Crude reference quality is 24.8° API and 0.97 % Sulphur (S). In the event that Ecopetrol´s Corporate Group fails to make the exports in the delivery month, the indicator shall correspond to the Vasconia Crude export average reported by Argus & Platts for the delivery month. This value shall be reported every month by the BUYER.

Transport (Delivery Site/ Shipping Port): Determined as the sum of the rates set out by the Ministry of Mines and Energy for the pipeline between Tenay and Coveñas. Pipeline transport rates shall be adjusted each year through the "Phi" Factor, as provided for by the Ministry of Mines and Energy. The rates applicable in 2012 are:

Section	Sanctioning Resolution	Base100% MME Rate US$/Bl
Tenay –Vasconia	OAM	2,6035
Vasconia – Coveñas ODC	ODC	1,7053
Total Transport		4,3088

Transport Tax: Determined as provided for in Article 52 of the Colombian Petroleum Code (or the norm that amends it) for domestic systems set out in the prior section, based on the following details:

Section	MME Rate US$/Bl	Transport Tax %	Transport Tax US$/Bl
Tenay –Vasconia	2,6035	2%	0,0521
Vasconia – Coveñas ODC	1,7053	2%	0,0341
Total Tax	4,3088		0,0862

Marketability Rate: Corresponds to one dollar and fifty cents of a US Dollar per barrel (US$ / Bl 1,50).

Port Operation Rate: Corresponds to a value of six thousand one hundred and ten ten-thousandth US dollars per barrel (US$ / Bl 0,6110).
PARAGRAPH ONE: The price determined through the aforementioned formula includes the different transport, handling, metering and transport tax costs payable by the SELLER, accrued up to the delivery of crude oil hereunder at the Points of Delivery; therefore, the BUYER shall make no further payments for the aforementioned concepts.

PARAGRAPH TWO: When the Parties agree Points of Delivery other than those set out in Clause Six, the price formula provided for in this Clause shall be amended in the transport item, taking into account

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Contract VSM-GPS-050-2012

the crude transport rates and taxes via pipeline in force between the Point of Delivery and the applicable export port. Likewise, the indicator shall be modified, as applicable, prior agreement between the parties.

PARAGRAPH THREE: Receipt and metering costs, in the case of stations agreed by the Parties, and which are not operated by ECOPETROL S.A. shall be directly paid by the SELLER to the respective operating company. The BUYER shall make no additional payments whatsoever for such concepts. The Unloading rate value at the Dina Station corresponds to the value charged by the Vice-Presidency of Production or the corresponding area, as agreed in the Unloading contract.

PARAGRAPH FOUR: PRICE RENEGOTIATION. Any of the Parties may request a review of the prices set out herein, provided any of the following events takes place:

a) A change of nearly two (2) API grades in the quality of crude oil produced on the field / area / block / contract.

b) A change of nearly two (2) API grades in the quality of the Indicator Crude during three (3) consecutive months. In this case, the review request must be made during the month following the period of three (3) consecutive months.

c) In case that the Indicator Crude disappears and a new Indicator is to be defined.

The Parties shall have a thirty (30) business day-term to negotiate. Should an agreement be reached, evidence thereof shall be recorded by signing an amendment by the BUYER and the SELLER and the provisions therein shall apply as of the day following the date in which such amendment is signed.

If at the end of the thirty (30) business-day term, no agreement is reached, the BUYER or the SELLER may notify the other party its intent to terminate the Contract, as provided for in Clause Twenty One of this Contract.

The termination shall not release the Parties from complying with the obligations already accrued.

PARAGRAPH FIVE: QUALITY SPECIFICATIONS. The quality of crude received shall be guaranteed by the Seller up to the Point of Delivery; however, it shall be verified by the BUYER at the Point of Delivery set out in Clause Six and shall comply with the following quality specifications:

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Contract VSM-GPS-050-2012

Field	° API Minimum	SULPHUR (% weight) Maximum	BSW (% in volume) Maximum	SAL (Lb/1000Bls) Maximum
Santana and Guayuyaco	25,0°	0,70	0,50	20,0
Chaza	29,0°	0,41	0,50	20,0

1.
Crude density shall be determined through the ASTM-D-1298 Lab method (Method to determine density, specific density (specific gravity) or API Gravity of crude and liquid oil products through the Hydrometer method).

2.	The water and sediment content, BSW, shall be determined through the methods:
Suspended water ASTM-D4377 “Standard Test Method for Water in Crude Oils by Potentiometric Karl Fischer Titration and ASTM-D473 Sediments” and “Standard Test Method for Sediment in Crude Oils and Fuel Oils by the Extraction Method”. For the water and sediment content in crude, the following shall be accepted as maximum individual values: 0.50% water volume and 0.01% sediment volume.

3.	The sulphur content shall be determined through method ASTM-D4294 “Standard Test Method for Sulfur in Petroleum and Petroleum Products by Energy Dispersive X-ray Fluorescence Spectrometry”.

4.	The salt content shall be determined through ASTM-D3230 "Standard Test Method for Salts in Crude Oil through Electrometric Method".
When the BSW, Salt and Sulfur specifications herein established are not within the margin allowed, the BUYER reserves its right to receive crude oil and to buy them at a BSW and Salt-adjusted price. In these cases, the crude price shall be adjusted, based on the following tables:

BSW Content % Volume	Correction(US$/Barrel)	In charge of
0.51 to 0.80	0,10	THE SELLER
0.81 to 1.00	0,20	THE SELLER
1.01 to 1.20	0,30	THE SELLER
1.21 to 1.50	0,40	THE SELLER
>a 1,51	Not received
Salt Content Pounds for every thousand Barrels	Correction (US$/Barrel)	In charge of
20.1 to 30.0	160	THE SELLER
30.1 to 40.0	180	THE SELLER
40.1 to 60.0	200	THE SELLER
60.1 to 80.0	220	THE SELLER
80.1 to 100.0	240	THE SELLER
>a 100.0	Not received

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It is understood that the SELLER shall make sure it delivers the crude oil hereunder with the BSW and Salt content within the parameters agreed. These corrections shall be applied to daily deliveries or to each batch delivered.

In case that crude deliveries exceed the maximum values set out in the table (1.51 BSW and 100.0 lbs of salt for every thousand barrels) and if the BUYER decides to receive the crude, the Parties shall agree the value of the corresponding correction and evidence thereof shall be included in an Amendment signed by the parties. Should no agreement be reached, the BUYER may reject the crude.

PARAGRAPH SIX: Reimbursable expenses: Reimbursable expenses may not exceed forty million pesos (COP 40,000,000), VAT excluded per year, and shall be previously authorized and approved by the BUYER. In this case, the cost of the independent inspector shall be solely and exclusively paid, as referred to in Paragraph Two of Clause Five herein.

The amount of the reimbursable expenses shall not be part of the Contract value. The management of reimbursable expenditures shall be made in accordance with the procedures in force implemented by the BUYER for this type of expenditures (annex 3).

CLAUSE THREE. INVOICING AND PAYMENT: The SELLER shall invoice and collect from the BUYER the cost of the crude sold, as provided for herein, in his Accounts Payable offices in Bogotá, within the first ten (10) business days of the month following the crude delivery(ies) to the BUYER. .Within the first six (6) business days of the month following the deliveries, the BUYER shall provide to the SELLER the information it requires to issue the corresponding invoice Invoices must be filed at the Accounts Payable offices of the BUYER in Bogotá and its valid submittal date for payment shall be that set out as receipt at the Accounts Payable office of the BUYER in Bogota. Invoicing shall be made based on net volumes, water and sediment-free, corrected at sixty (60) Fahrenheit degrees, received at the Point(s) of Delivery. For invoice approval, they must be submitted in the official forms of Chart No. 4 and/or Form No. 9SH of the Ministry of Mines and Energy. In the event that the Ministry of Mines and Energy fails to deliver the signed Charts No. 4 and /or Form No. 9SH corresponding to the month being invoiced, Charts No. 4 and/ or Form No. 9SH submitted to the Ministry of Mines and Energy pending signature shall be temporarily accepted, but every quarter, the VENDOR shall submit to the BUYER a copy of Charts No. 4 and /or Form No. 9SH of the immediately previous quarter, duly completed and signed by the Ministry of Mines and Energy.

Taking into account the foreign currency payment authorization set out in Article 51 of External Resolution No. 8 of 2000 of the Board of Directors of the Central Bank, which provides that domestically-produced crude oil and natural gas purchase-sales made by the BUYER and other entities devoted to the oil refining industrial activity can be paid in foreign currency, the invoicing that the SELLER issues for the supply of crude to the BUYER may be made in dollars of the United States of America.

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In every case, payment shall be made 100% in dollars and shall be made thirty (30) calendar days following the submittal of invoices duly completed, prior legal withholdings, if applicable. The SELLER shall notify the BUYER in advance and in writing the bank account where the respective payment is to be made.

PARAGRAPH ONE: Invoicing for deliveries to the Port of Tumaco: Crude deliveries shall be invoiced in accordance with the volumes and prices notified by the Ecopetrol S.A. Crude Procurement Coordination during the first six (6) business days following the end of the delivery month; such volumes shall be subsequently adjusted based on the compensated volumes of the official volumetric offset compensation prepared by the Vice-Presidency of Transport and Logistics of Ecopetrol or whoever acts as such.

Once the volumetric compensation is received, the SELLER shall be responsible for invoicing and filing at the Accounts Payable office of the BUYER the respective adjustments within the three (3) business days following the receipt of the volumetric compensation, taking into account the receipt dates at Ecopetrol's Accounts Payable offices.

For those months where South Blend exports are not made through the Tumaco Port, the price to be used shall correspond to the weighted average of the volume reported in the commercial meter corresponding to the last month in which South Blend exports had been made, or the blend exported through the port of Tumaco; such price shall be adjusted to the average price weighted by export volume of the South Blend or the blend exported through the Port of Tumaco in the month of deliveries or, if no exports were made in the month of deliveries, with the price for the following month in which exports are carried out.

Based on the conditions set out herein, no payments corresponding to volumes not received at the Tumaco plant shall be made.

PARAGRAPH TWO. For deliveries to the Orito Station for export through Ecuador: In the event that by the date to invoice the export crude through the Balao port, no final export price, volumes exported or rates collected by Petroecuador in formation is available, invoicing shall proceed in accordance with the crude volume shipped from the Orito Station, prorated by the volumes delivered by each operator. The price to be used shall correspond to the arithmetical average of the daily quotes of Eastern crude reported by the Platt's Agency shall be used, during the days in which crude was pumped to Lago Agrio.

Invoicing shall be adjusted once final information of volumes and prices of the East Blend crude exported by Petroecuador with volumes pumped from Colombia is available, notifying the presence of crude oil delivered by the SELLER.

Once the information of East Crude exports made through the Balao Port with crude volumes from Colombia, and specifically hereunder is received, the SELLER shall be responsible for invoicing and submitted to the accounts payable office of the BUYER the respective adjustments within the following three (3) business

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days after the respective information is received, taking into account the accounts payable receipt dates Ecopetrol.

PARAGRAPH THREE: The BUYER shall have a term of ten (10) business days, counted as of the receipt of the crude sales invoices to review them or object them. Should invoices be questioned, the receipt date shall be that of the filing of the new invoice. The BUYER shall notify the SELLER within the term foreseen about any invoice questioned, for it to be adjusted and corrected, by clearly indicating the items to be adjusted or corrected and the corresponding reasons thereof. The SELLER shall respond to the objection within ten (10) business days following the receipt thereof, counted as of the time in which the BUYER submits to the BUYER all the documents that gave rise to the objection, unless the Parties determine by common consent to extend the term if the objection complexity or if any reasonable circumstance so requires.

In the event that the SELLER fails to respond to the objection within the aforementioned term the objection shall be considered accepted by the SELLER. Should the SELLER resolve the objection in favor of the BUYER, it shall be understood that there was no payment obligation over the invoice originally filed, subjected to objection. Should the SELLER resolve the objection in its favor, the BUYER shall endeavour to solve the dispute forthwith, based on the provisions of this contract, in order to make the payment of the unpaid amount. To solve any discrepancy, each of the Parties shall submit to the other a copy of the documents that gave rise to the invoice and to the objection. In the event that the BUYER disagrees with the decision of the SELLER, it may apply the provisions set out in Clause Seventeen of the Contract.

PARAGRAPH FOUR: In the event of unjustified delay on the payment of invoices not objected in due time by the BUYER, as foreseen in Paragraph Three herein, the BUYER shall pay to the SELLER, as interest rate payable in pesos, the maximum arrears interest rate authorized by the Financial Superintendence during the arrears days effectively elapsed.

For purposes of calculating late interests, the amount of dollar invoice(s) in arrears shall be converted first into Colombian pesos, at the market representative exchange rate in force on the date of issuance, as certified by the Financial Superintendence of Colombia.

Invoices for interest collection shall be paid by the BUYER thirty (30) calendar days following the receipt thereof by the BUYER.

Both the BUYER and the SELLER understand that invoices issued, as well as this Contract shall give right of execution and the BUYER and SELLER expressly waive to the private or legal requisites to be declared in arrears.

PARAGRAPH FIVE: In case that the SELLER becomes interested in doing factoring with the invoices issued with respect to this Contract, it shall first offer the option to the BUYER.

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CLAUSE FOUR. CONTRACT TERM: The Contract term shall begin with its formalization and shall include the execution and liquidation term.

The Contract execution term shall begin upon signing this document and shall end on November 30, 2013.

Within a term of four (4) months counted as of the date of Contract Execution term ending, the parties shall sign the respective liquidation minutes.

In the event that the SELLER fails to attend to the liquidation or if no agreement is reached on the contents thereof within the aforementioned term, it shall expressly empower the BUYER to proceed with the unilateral liquidation within two (2) months.

CLAUSE FIVE. INSPECTION AND METERING. The quantity and quality shall be measured at the Point(s) of Delivery defined in Clause Six, and shall be made following the operative procedures, instructions, recommendations and methods set out in the Hydrocarbons Metering Manual of ECOPETROL S.A., (hereinafter the "MMH"), attached hereto as Annex 4. In the event of amendments, additions or deletions to the MMH, the BUYER shall notify the SELLER of such changes, which shall be mandatory upon notice. Quantity and quality metering shall be made by qualified personnel. The stations and / or dependencies of the BUYER and/or associates where crude is received shall certify the volume and quality (API, BSW and SAL) of the crude received every day therein. In case of deliveries at Tumaco, volumes and quality are determined through volumetric compensation.

PARAGRAPH ONE: QUANTITY METERING. The volume shall be calculated as the Net Standard Volume (NSV) and shall be understood as the total volume of all oil liquids, excluding sediment and water (BSW) at a standard temperature of 60º F. Metering can be made through static or dynamic metering, applying the methods described in the MMH. The volume used to calculate the crude delivered by the SELLER at the inlet flange at the Tumaco Plant shall be the volume resulting after the application of the volumetric compensation and sent by the Transport and Logistics Vice-Presidency. For crude delivered at the inlet Flange to the Orito Station tanks for crude exported as Eastern Crude through Ecuador and for crude delivered at the Dina Station, it shall be made in accordance with the invoicing and payment Clause.

PARAGRAPH TWO: QUALITY METERING. Quality metering shall allow determining the actual characteristics of crude hereunder. In determining the above, a representative sample of the total volume shall be available, as described in MMH, Chapters 8, 9, 10 and 14, and shall serve to establish the deviations that may affect hydrocarbon price.

The crude sulphur content for invoicing purposes shall be that reported by the Colombian Oil Institute (ICP), based on the semester analyses made for each crude. The BUYER shall update this information every six months and shall deliver it to the SELLER. In the event that the sulfur content analysis made by ICP is not available, the sulfur content shall be, for invoicing purposes, that set out in Paragraph Five of Clause Two

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of this document, which shall be in force until the ICP makes a new analysis and it is reported to the SELLER by the BUYER. As of the day following the receipt of the information analysis made by the ICP by the SELLER, the crude sulfur content for invoicing purposes shall be that set out by the BUYER in such report. Any of the Parties, when deemed convenient, can request a new sulfur content analysis by the ICP.

Any of the Parties may designate, as required, an independent inspector to certify the quality and quantity, verify the capacity of tanks or the calibration of the volume metering instruments. The cost of the analyses or inspections shall be equally shared by the BUYER and the SELLER.

The SELLER shall be responsible for paying the fees of the external inspector. The BUYER shall pay to the SELLER half of its share of the invoices issued by the external inspector as a reimbursable expenditure, as per Paragraph Six of Clause Two.

CLAUSE SIX. POINTS OF DELIVERY: The BUYER and the SELLER agree that the Point(s) of Delivery and transfer of crude ownership hereunder shall be: i) Inlet flange to the main tanks at the Tumaco Plant for crude exported as South Blend, ii) Inlet flange to the Orito Station tanks for crude exported as Eastern Crude through Ecuador and iii) Unloading line flange of tanker trucks at the Dina Station for crude bought for export through the Coveñas port or for refining purposes. At all of these points, delivery shall be made by metering tanks and/or with a flow meter, following the procedures set out in Clause Five of this document.

The SELLER transfers to the BUYER the ownership over the Crude at the Point(s) of Delivery. The SELLER guarantees that upon delivery, crude shall be free of any lien or economic burdens by any government entity of any level or natural person or corporation, for any concept including, among others, those derived from taxes, rates, contributions, shares or royalties, encumbrance or any legal or out-of-court measure that may restrict or limit the use or disposal of crude by the BUYER. The costs related to the transport of crude to the Point(s) of Delivery as well as the costs associated with crude delivery shall be paid by the SELLER.

PARAGRAPH ONE: Any of the Parties may propose the change or addition of a Point of Delivery; in such case, the Parties, by mutual consent, shall define the new Point(s) of Delivery and the conditions governing over them through an amendment to be signed by the legal representatives of the Parties.

PARAGRAPH TWO: The volumes to be received at each of the stations defined in this clause shall be established on a monthly basis, based on the official transport schedule established by the BUYER.

CLAUSE SEVEN. DELIVERY SCHEDULE: For deliveries at the inlet flange of the Tumaco Plant tanks for crude exported as South Blend, the parties acknowledge and accept that the delivery program provided for by virtue of this Contract is subjected to the commitments agreed in the transport contract, which includes the Operation and Transport Regulation signed by the SELLER and the VICE-PRESIDENCY OF TRANSPORT AND LOGISTICS OF ECOPETROL S.A. Consequently, the SELLER shall nominate

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crude to be transported and delivered, pursuant to the terms and conditions defined in Clause 8 of the Ecopetrol Pipeline Transporter Manual. Likewise, the volumes to be received by the BUYER shall be those approved by the TRANSPORTER, pursuant to Clause 8, Number 8.4.1 of the Ecopetrol Pipeline Transporter Manual.

In the event of a force majeure case, the delivery schedule shall be redefined. This new schedule shall be agreed between the BUYER and the SELLER.

It is the SELLER's obligation to furnish and maintain field information on the production, calculation of royalties, shipments through tanker trucks and / or pipelines, indicating share and ownership of each one and the official receipt at the receipt station. To such end, it shall submit on a daily basis to the BUYER the information requested through the volumetric integrator of the BUYER available through the Web page, for which the User Manual is attached as Annex 5.

It is the SELLER's obligation to complete the respective transport document (as applicable), indicating fields and volumes dispatched on each tanker truck and describing on the "Observations" field that the crude corresponds to a sale to Ecopetrol S.A.

In the event that within the term agreed, the BUYER cannot receive all the crude at the Point(s) of Delivery, it shall so notify it to the SELLER minimum three (3) calendar days in advance and as soon as the contingency is solved, it shall announce the date to reactivate receipts.

Likewise, in the event that for reasons inherent to the field operation, the SELLER cannot deliver to the BUYER the crude in any of the dates determined in the schedule, it shall notify the BUYER in writing three (3) calendar days prior to the respective delivery date and as soon as the contingency is solved, it shall announce the date to reactivate deliveries.

Should a place other than that set out for crude receipt is indicated, the parties shall make the adjustments established in the transport item and in the transport tax, in the formulas defined in Clause Two of this document, pursuant to the highest or lowest value required for transport to the new Point(s) of Delivery defined by the BUYER, considering for the purpose the transport rates in force when the situation takes place. All of the above shall be evidenced in minutes or amendment, which shall be signed by the Parties for the purpose.

CLAUSE EIGHT. SAFETY - HSE: It is a special obligation of the SELLER to have a hygiene, safety and occupational health program for the Crude transport operation to the Point(s) of Delivery.

CLAUSE NINE. CONTRACT ADMINITRATION AND MANAGEMENT: The Authorized Official of ECOPETROL S.A. shall designate the Contract administration and management; those assigned with such responsibility shall have the powers and obligations foreseen in the Guideline for Contract and / or

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Agreement Administration and Management of ECOPETROL S.A., which is incorporated hereto as Annex 6.

The BUYER shall evaluate vendor's performance as Contractor at the end of the Contract, pursuant to the "Contractor Performance Evaluation" guideline, which shall be furnished by the CONTRACTOR to the SELLER once the Contract is formalized.

CLAUSE TEN. ASSIGNMENT: The SELLER may not assign, sell or transfer all or part of its rights and obligations herein contracted to a third party, without the prior, written consent of the BUYER.

CLAUSE ELEVEN. FORFEITURE: The BUYER shall terminate the Contract and order its liquidation, regardless of the status, when the SELLER incurs in the conducts forbidden in article 25 of Law 40 of 1993 (payment of sums of money to extortionists or hide or cooperate by any executive or delegate of the SELLER in the payment for the release of a kidnapped person, who is an official or employee of the SELLER or any of its affiliates).

If forfeiture is declared, there shall be no grounds to pay indemnification to the VENDOR, who shall become responsible for the sanctions and inabilities foreseen in the Law. The forfeiture declaration shall constitute grounds for default. ECOPETROL S.A. shall declare forfeiture through grounded resolution that will be notified in due time to the SELLER, who may file any legal remedies. The SELLER shall be entitled, prior deductions applicable pursuant to the clauses of this Contract, to receive payment for the part of the goods or services received at satisfaction by the BUYER up to the date of the forfeiture declaration.

CLAUSE TWELVE. FORCE MAJEURE, ACT OF GOD AND THIRD PARTY EVENTS: The obligations of any of the Parties derived herefrom, which may not be fulfilled due to Force Majeure, Act of God or Third Party Event, total or partial, shall be suspended during the time the effects thereof last.

The party invoking the occurrence of a Force Majeure, Act of God or Third Party Event shall notify the other Party about such situation, including commencement date and time, immediately over the phone and in writing on the business day following the occurrence of the event, submitting the evidence that prove the occurrence thereof. The Party notified about the Force Majeure, Act of God or Third Party Event may request the submittal of additional information to support the declaration, and the affected party shall submit it within five (5) business days following the request thereof. Should there be differences between the Parties as to the event set-up, the parties shall proceed in accordance with the dispute settlement mechanisms foreseen in Clause Sixteen herein.

The Party invoking the occurrence of a Force Majeure, Act of God or Third Party event shall endeavour to correct the cause that led to the declaration thereof, and shall notify the other Party about the date and time in which such event was resolved.

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For the purposes of this Contract, Force Majeure or Act of God event is every event that may be classified as such according to the Applicable Law, whether unforeseen and irresistible, duly proven, and provided it is beyond the reach of the Parties and if it takes place without their fault or negligence.

Force Majeure or Act of God events include, among others, the following acts or events: a) Epidemic outbreak, landslides, hurricanes, floods, avalanches, lightning, earthquakes, tidal waves, shipwreck, disaster during ground, air, railway, river and sea transportation, which directly or indirectly contribute or result in any of the Party's impossibility to fulfill its obligations. b) Acts or lack of acts by the Government and the Legislative and Judicial branches of it, including laws, orders, regulations, decrees, rulings, judicial actions, regulations, issuance denial, renewal or confirmation of permits and licenses made by the Government or the competent authority having jurisdiction over the production, treatment, collection, transport, distribution and purchase-sale of crude and / or product activities, and which directly or indirectly contribute to, or result in the failure by any of the Parties to meet its obligations, or which seriously or unfairly affect the interests of any of the Parties, or seriously affect their financial capacity. c) Civil riots, including war, blockages, insurrection, massive protests and serious threat of any of the above, fully demonstrated, and actions of military forces related to, or in response to any act of civil upset, which directly or indirectly contribute or result in the Parties' failure to comply with their obligations.

Third Party events include: a) Total or partial impossibility to operate and manage the facilities and installations for the production, management, transport, delivery or receipt of crude and / or products, and of the pipelines, tanker trucks, vessels or any other means used for the transportation thereof, as well as the connections or the facilities of any of the Parties, due to willful acts of third parties beyond the control and direct management of the SELLER or the BUYER without their fault, such as terrorist or guerrilla attacks or sabotage or the serious public order upset, among others, which directly or indirectly contribute or result in, or lead to any of the Party's failure to comply with its obligations, b) Emergency shutdown at the facilities of the SELLER or the BUYER c) Industrial riots including the illegal suspension of activities and strikes when these acts contribute to affecting the BUYER's ability to comply with their obligations and d) Industrial upset acts, including activity suspension, strikes and blockages, when these acts contribute to, or result in the SELLER's inability to meet its obligations.

PARAGRAPH ONE: In no case shall the financial condition changes of the BUYER or the SELLER constitute a Third Party Event hereunder.

Neither the BUYER nor the SELLER shall be liable for the default or partial default of each and every obligation hereunder, if such default is caused by events that constitute Force Majeure, Act of God or Third Party events duly proven.

The Force Majeure, Act of God and/or Third Party events shall not release the BUYER from its obligation to pay to the SELLER those invoices for the sale of crude delivered by the SELLER, in accordance with the terms set out in this CONTRACT.

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The occurrence of any of the events foreseen herein shall not release or prevent, in any case, the Parties from complying with their obligations acquired and / or accrued prior to the occurrence of the events referred to in this clause.

CLAUSE THIRTEEN. COLOMBIAN LAW ENFORCEMENT: This Contract is governed by the Colombian laws.

CLAUSE FOURTEEN. TAXES: Each of the parties in this purchase-sale declares to know and accept the taxes and/or withholdings applicable, pursuant to the Laws in force. The payment of all national, departmental and municipal taxes, liens, rates, contributions, quotas or similar, accrued or to be accrued hereunder including, without limitation, those incurred in due to the entering into, formalization, execution and termination or liquidation of this Contract, or which may arise after the execution of this Contract shall be paid by the respective taxpayer, who shall pay them in accordance with the laws and regulations in force.

CLAUSE FIFTEEN. FORMALIZATION: This Contract is formalized upon the execution thereof. For publication purposes, strict compliance of the provisions of Ecopetrol in this regard, foreseen in the Contracting Manual.

CLAUSE SIXTEEN. CONFLICT RESOLUTION: In case of differences, conflicts or disputes related to the interpretation, execution and enforcement of this contract, the Parties shall refer to the alternate conflict resolution mechanisms legally regulated.

CLAUSE SEVENTEEN. SPANISH LANGUAGE: This Contract shall be written in Spanish and constitutes the sole form of obligations between the Parties. Any translation to another language shall be considered a reference for the Parties, and in no case shall this affect the meaning or interpretation of the Spanish version.

CLAUSE EIGHTEEN. CONTRACT VALUE: The Contract value is undetermined.

CLAUSE NINETEEN. INFORMATION CONFIDENTIALITY: For the purposes herein, the Party that communicates or discloses information shall be hereinafter referred to as the Disclosing Party and the party that receives the information shall be hereinafter referred to as the Receiving Party. The Parties agree that all technical, commercial, industrial or financial information furnished, exchanged and / or prepared by the Parties in furtherance of this Contract, or developed, received or obtained by any of the Parties with respect to this Contract (hereinafter the "Confidential Information" or the "Information") shall be subjected to strict reserve and confidentiality during the Contract term, and for three (3) years following the date of termination thereof.

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For the purposes of this Contract, Confidential Information is: (i) is of public domain upon disclosure or becomes known after the disclosure thereof, through different acts or omissions by the Receiving Party; (ii) is known by the Receiving Party before, upon it is received or obtained hereunder, without such knowledge being derived from the breach of a confidentiality obligation, (iii) is developed by the Receiving Party independently, or based on the information or documentation received from a third party, without the latter being considered, in turn, a breach of a confidentiality obligation; (iv) is received or obtained, in good faith, by the Receiving Party, from a third party, without this implying, in turn, a breach of a confidentiality obligation; (v) its dissemination and/or disclosure is required by the Receiving Party in furtherance of the legislation in force, legal provision, firm administrative act, competent legal and / or government authority with jurisdiction over the Parties or their affiliates, or by norms of any Stock Exchange, where the actions of the Parties or corporations related are registered, under the terms and to the extent required..

The Receiving Party may disclose the Confidential Information to its management, officials, employees, executives, agents, partners, representatives or associates, affiliates and subordinates (generically denominated Representatives).

It is requested or demanded by a judicial or administrative authority that the Receiving Party, by virtue of the law, regulation or judicial resolution, furnish any part of the Information; such Receiving Party may request cooperation of the Disclosing Party and, if convenient, shall enquire with it the measures to be taken to maintain confidentiality.

CLAUSE TWENTY. SPECIAL OBLIGATIONS OF THE SELLER RELATED TO THE PREVENTION AND CONTROL OF ASSET LAUNDERING AND TERRORISM FINANCING (LA/FT)

a.
To fully comply with the legal provisions on asset laundering prevention and control and terrorism financing (LA/FT) applicable by efficiently and timely implementing the policies and procedures needed for the purpose.

b.
To abstain from carrying out operations with persons or entities whose funds are derived from the illegal activities set out in the Penal Colombian Code or in any norm that replaces it, adds to it or amends it, or on those having grounded concerns about the origin of the resources, based on public information.

c.
To respect and adhere to the Good Governance Code, the Integral Responsibility Policies and the Corporate Social Responsibility Policy of Ecopetrol, the Code of Ethics and the policies to prevent, control and administer the asset laundering risk and terrorism financing (LA/FT) of the BUYER. For such purposes, the SELLER declares to know such documents.

d.	In such cases where activities are carried out, which are considered high LA/FT risk, it undertakes to adopt LA/FT prevention systems.

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e.
To abstain from using its operations as instrument to conceal, manage, invest or utilize, in any way, cash or other goods derived from criminal activities or to try to convey legality in the transactions and funds related therewith, or aimed at carrying out illegal activities.

f.
To report to the BUYER (Telephones 018000917045 – (57-1-2343345 – 57-1-2344092) and to denounce to the competent authorities the crimes it becomes aware of (corruption, extortion, document forgery, asset laundering, terrorism financing and others), as provided for in Article 67 of the Criminal Procedure Code (Law 906 of 2004 and those that add to it or replace it).

g.
To report to the BUYER the incidents or events that may affect its image or reputation and / or that of the BUYER within three (3) business days following the occurrence thereof, in order to adequately manage them.

h.	To timely respond to the information requirements and clarifications requested by the BUYER in furtherance of this contract.

CLAUSE TWENTY ONE. EARLY TERMINATION:

21.1 The SELLER or the BUYER may terminate, at any time, this Purchase - Sale Contract, without it being obliged to indemnify for any type of prejudice to the other party, provided the party wishing to terminate the Contract in advance submits to the other a written communication within thirty (30) calendar days in advance to the date in which the Contract is to be terminated.

21.2. Likewise, those events related to asset laundering prevention and control and terrorism financing shall be considered grounds for early contract termination without this implying indemnification in favor of the SELLER, as well as the following:

1.	When the SELLER fails to comply with the legal provisions related to asset laundering prevention and control and terrorism financing, as applicable.

2.
When the SELLER or any of its shareholders, associates or partners who directly or indirectly own FIVE PERCENT (5%) or more of the stock capital, contribution or share, are included in the international lists which are binding for Colombia, pursuant to the international law (UN lists) or in the OFAC lists.

3.
When the SELLER or its shareholders, associates or partners, having directly or indirectly FIVE PERCENT (5%) or more of the stock capital, contribution or share, its legal representatives and members of the Board of Directors are involved in investigations or criminal processes for willful acts, or if there is public information about such persons, which may expose the BUYER to a legal or reputation risk.

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4.	When situations take place, which may represent to the BUYER reputation, legal, operative or contagious risks related to asset laundering and / or terrorism financing.

5.
When situations take place, which lead to founded concerns about the legality of the operations of the SELLER, the legal nature of the funds or if the SELLER has carried out transactions or operations aimed at such activities or in favor of persons related therewith.

6.	When mistakes, inconsistencies, discrepancies or forgeries take place in the documentation and information furnished by the SELLER in entering into and executing this contract.

21.3 Likewise the BUYER may terminate the contractual relation when the SELLER incurs in any of the following conducts:

1.	Unjustifiably give way to threats proffered by outlawed groups.

2.	Receive, supply, administer, invest, finance, transfer, keep, transport, store or preserve monies or goods derived from, or targeted to such groups, and to provide support to such groups.

3.	Build, assign, lease, make available, facilitate or transfer under any title goods to be used to conceal persons or to store or keep the belongings of such groups.

4.	Paralyze, suspend or significantly reduce the compliance of its contractual obligations to follow the instructions of such groups.

5.	Failing to denounce criminal events, the commission of which is imputable to such groups, known in furtherance of the Contract.

For the purposes of the above, the conduct of agents or dependents known to the Seller constitute an event imputable to it.

CLAUSE TWENTY TWO. NOTICES: All notices, requests, communications or notices that the Parties must exchange by virtue of this Contract shall be made in writing and shall be considered served upon the document's presentation ad the address set out herein below.

THE BUYER

ECOPETROL S.A.
Planning and Supply Management
Bernardo Castro Castro
Carrera 7 No. 37-69 Piso 7, Bogotá D.C.
Telephone (+57) 1 234 4606
Fax (+57) 1 234 4869

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THE SELLER

GRAN TIERRA ENERGY COLOMBIA LTD.
Carlos Felipe Marín / Juan Carlos Buitrago
Commercial Management
Calle 113 No. 7-80, piso 17
Telephone (+57) 6585757
Fax (+57) 2139327

Communications sent by fax shall be deemed served once the successful communication message from the machine where the communication is submitted is received.

CLAUSE TWENTY THREE. DOMICILE: For all legal purposes, the contractual domicile is established in the city of Bogota, D.C.

In witness whereof, this document is signed in Bogotá D.C. on December 1st, 2012, in two identical counterparts.

THE SELLER	THE BUYER
/s/ Duncan Nightingale DUNCAN NIGHTINGALE Legal Representative /s/ Alejandra Escobar Herrera ALEJANDRA ESCOBAR HERRERA Legal Representative	/s/ Bernardo Castro Castro BERNARDO CASTRO CASTRO Planning and Supply Management